Exhibit 10.20
SUPPLY AGREEMENT
This Supply Agreement (this “Agreement”), dated as of January 01, 2021 (the “Effective Date”), is by and between Greatbatch Ltd., an Integer company, with an office at [***] (“Greatbatch”), and NeuroPace, Inc., with an office at 455 N. Bernardo Avenue, Mountain View, California 94043 (“NeuroPace”).
WHEREAS, this Agreement sets forth the terms and conditions of the manufacture and sale of certain products by Greatbatch to NeuroPace. A list of defined terms used in this Agreement is contained in Schedule A.
NOW, THEREFORE, in consideration of mutual covenants and promises contained herein, Greatbatch and NeuroPace agree to the following:
1.    Supply and Purchase of Products.
1.1    Supply. During the Term, Greatbatch will manufacture and sell to NeuroPace the Products, which NeuroPace may order from time to time during the Term, at the prices and on such other terms and conditions set forth in this Agreement, including, but not limited to, its Schedules. All sales of Products by Greatbatch to NeuroPace are subject to the terms and conditions of this Agreement and are not subject to the terms and conditions contained in any purchase order of NeuroPace or confirmation by Greatbatch, except insofar as a purchase order or confirmation establishes the quantity, destination, shipping information and the desired delivery date. Greatbatch will not subcontract or delegate any of its obligations under this Agreement without the prior written consent of NeuroPace.
1.2    Specifications. Any modification to the Specifications must be agreed upon by the parties in writing in accordance with the following procedure:
(a)    If Greatbatch determines that it is necessary or desirable to make a modification in process, material or design affecting the form, fit, function or performance of any Product, Greatbatch will notify NeuroPace in writing of the proposed change and specify the impact, if any, the modification will have on the (i) lead time necessary to implement the proposed modification and (ii) the amount and nature of any price change, if any, estimated to result from implementing the proposed modification;
(b)    If NeuroPace determines that it is necessary or desirable to make a modification to any Specifications, then NeuroPace will so notify Greatbatch in writing. Greatbatch will respond and identify (i) Greatbatch’s suggestions, if any, for modifying NeuroPace’s proposed modification to the Specifications, (ii) the lead time necessary to implement the proposed modification, and (iii) the amount and nature of any price change, if any, estimated to result from implementing the proposed modification;
(c)    For any Greatbatch-initiated change to the Specifications, Greatbatch will be responsible for all finished good inventory, WIP, Product-specific non-returnable purchased material and any non-cancelable purchase orders outstanding with Greatbatch’s suppliers that do not meet the revised Specifications;
(d)    For any NeuroPace-initiated change to the Specifications, NeuroPace will be responsible for all finished good inventory, WIP, Product-specific non-returnable purchased material and any non-cancelable purchase orders outstanding with Greatbatch’s suppliers that do not meet the revised Specifications.
2.    Pricing; Forecasts; Purchase Orders.
2.1    Pricing. NeuroPace will purchase the Products [***] set forth on Schedule C. Subject to Section 2.2, this pricing will remain valid for all purchase orders issued and accepted during the Term. NeuroPace must pay Greatbatch within 30 days after receiving Greatbatch’s invoice.
2.2    Price Adjustment.
(a)    Price Adjustment for Significant Cost Impact. [***]
(i)    [***]
(A)    This Forward Contract shall be executed (reflecting revised NeuroPace pricing) on an agreed upon [***]. Specifically, Greatbatch agrees to execute a Forward Contract concurrent / simultaneous with NeuroPace’s formal agreement on pricing, volume, and delivery requirements.
(B)    [***]
(ii)    [***]
(b)    Price Adjustments for Product Redesign or Changes to Specifications. The price for any Product may be adjusted up or down in the event of a change to the Specifications in accordance with Section 1.2 or if a Product redesign results in a change in the cost of the Product.
2.3    Payment. All amounts referenced in or to be paid under this Agreement, exclude taxes, customs and duties and must be paid in United States funds. Greatbatch reserves the right to charge interest on any such amounts which are past due at the rate of 1.5% per month or the highest rate allowed by law, whichever is lower. NeuroPace will be liable for all costs of collection of any such amounts incurred by Greatbatch, including, but not limited to, reasonable attorneys’ fees and court costs, if any. In addition to all other available rights and remedies on default, Greatbatch may refuse orders, require advance payment in full, ship C.O.D. or halt shipments if all prior invoices are not paid in full.

2.4    Purchase Orders.
(a)    Subject to Section 1.1, all sales of the Products will be initiated pursuant to NeuroPace purchase orders. Each purchase order must specify the following details: price, quantity, part number, revision, destination, shipping information and the desired delivery dates (which must satisfy the standard lead times and applicable minimum order quantities identified in Schedule B).
(b)    Greatbatch will accept, by written notice to NeuroPace, any purchase order that satisfies the requirements set forth in Section 2.4(a). Such a purchase order will be deemed a “Firm Purchase Order”.
(c)    In the event that Greatbatch cannot comply with a delivery date requested by NeuroPace in any Firm Purchase Order, Greatbatch may request an alternative delivery date, which may not be more than 45 days after the delivery date requested by NeuroPace in the Firm Purchase Order.
(d)    In the event that NeuroPace cancels a Firm Purchase Order inside the standard lead time for a Product, then NeuroPace will be responsible for all finished product, WIP, raw material, components and any non-cancelable purchase orders outstanding with suppliers directly related to the cancelled Firm Purchase Order. In the event that NeuroPace cancels a Firm Purchase Order outside of the standard lead time for a Product, NeuroPace and Greatbatch will negotiate the resulting costs.
2.5    Shipment. Unless otherwise agreed in writing by Greatbatch, the Products will be shipped EXW Greatbatch’s loading dock, or EXW the loading dock of the party providing final packaging of the Products, as applicable. Title to the Products will pass at the EXW point, and NeuroPace bears all risk of damage or loss to the Products after delivery to the EXW point. NeuroPace must inspect delivered Products and report claims for shipping damage or shortages in writing within 30 days of delivery or the Products will be deemed accepted and such claims will be deemed waived. Greatbatch will promptly ship the quantities of any missing Product to remedy any shortage.
2.6    Forecasts. Simultaneous with the execution of this Agreement, and on a monthly basis thereafter (or on a frequency mutually agreed upon by the Parties), NeuroPace will provide Greatbatch with a 12-month rolling forecast of NeuroPace’s reasonably expected monthly order volume for each of the Products for the forthcoming 12-month period. [***]
2.7    Manufacturing Location. If Greatbatch wishes to manufacture a Product at a location other than those listed in Schedule E, Greatbatch will provide notice to NeuroPace before the location change to allow for qualification of the Product. Greatbatch will provide NeuroPace with first article inspection, transfer plans, site specifications, on-site inspection and audit opportunities and any reasonable documentation, as requested by NeuroPace, to ensure Greatbatch’s ability to continue production of each Product to meet its Specifications. Notwithstanding the foregoing, Greatbatch recognizes that NeuroPace is entering into this Agreement in reliance upon Greatbatch’s quality and delivery levels remaining consistent, regardless of the location at which each Product is manufactured. Each party is responsible for its respective costs associated with any manufacturing location change.
2.8    Tooling. Any tooling supplied by NeuroPace to Greatbatch or purchased by NeuroPace from Greatbatch is and remains the property of NeuroPace. Clearly visible asset tags will be assigned and applied to all such tooling specifying NeuroPace as the owner of such tooling. Greatbatch will (a) store and maintain all of NeuroPace’s tooling in good working condition, (b) insure it at full replacement value under an all-risk policy of property insurance endorsed to name NeuroPace as an additional insured with respect to such tooling and (c) not move such tooling to a different location without the express written permission of NeuroPace. All direct charges for maintenance, repair or replacement after the expiration of the useful life of any NeuroPace’s tooling by Greatbatch or any third party, other than that which may be caused by misuse of such tooling or a breach of this Section 2.8 by Greatbatch, will be the sole financial responsibility of NeuroPace. Additionally, in order to maintain manufacturing continuity, the maintenance, repair, or replacement activities will be initiated with a purchase order within 30 days of Greatbatch’s written notice to NeuroPace unless NeuroPace and Greatbatch agree to a different date. In the event that NeuroPace does not issue to Greatbatch a purchase order within 30 days of such written notice or by an agreed upon different date, whichever is later, costs incurred by Greatbatch for required maintenance, repair or replacement after the expiration of the useful life of any of NeuroPace’s tooling that are due to NeuroPace’s delay issuing a purchase order will become the financial responsibility of NeuroPace. [***]
3.    Warranties, Limitation of Liability.
3.1    Mutual Warranties. Each party represents and warrants that (a) it has the corporate right, power and authority to enter into this Agreement and to perform all of its obligations hereunder and (b) the execution, delivery and performance by such party of this Agreement have been duly authorized by all necessary corporate action and do not and will not violate any provision of law or of such party’s charter or bylaws or result in the breach of or constitute a default under or require any consent under any other agreement or instrument to which such party is a party or by which such party may be bound or affected.
3.2    Limited Warranty and Limited Remedies. Greatbatch warrants that, for the one-year period commencing upon NeuroPace’s receipt of the Product, each Product sold under this Agreement will conform with the applicable Specifications and will be free from defects in material and workmanship. Notwithstanding anything contained in this Agreement to the contrary, the warranty of Greatbatch as provided herein will be void if any repairs, alterations, modifications or work have been performed on such Product, or to the extent that any alleged defect is the result of abuse, misuse, improper maintenance or storage, accident, action or inaction on the part of any party other than Greatbatch. Nor will Greatbatch be responsible for (a) the quality or condition of any materials supplied by or through NeuroPace or (b) any defect to the extent due to uses that do not conform to the applicable instructions. Subject to the foregoing, if a Product is not as warranted and NeuroPace notifies Greatbatch in writing and returns that Product to Greatbatch within 30 days of NeuroPace’s discovery, Greatbatch will, at its option, promptly repair or replace the defective Product (as long as any such replacement Product has sufficient level of traceability as required by the Specifications) or refund the purchase price of the Product. Prior to returning a Product to Greatbatch, NeuroPace must contact its Greatbatch customer service representative and obtain a RMA number. NeuroPace may return only the items and quantities approved through the RMA. Any such repaired or replaced Product will be shipped back to NeuroPace at Greatbatch’s sole expense. This exclusive remedy will not be deemed to have failed of its essential purpose so long as Greatbatch is willing and able to repair or replace a defective Product, or refund the purchase price, in the prescribed manner. [***]
3.3    Limitations. [***]
4.    Compliance with Laws and Regulations.
4.1    Manufacturing of the Products. Greatbatch is responsible for material compliance with Applicable Laws regulating the manufacture of the Products by Greatbatch under this Agreement. Without limiting the generality of the foregoing, the Products delivered to NeuroPace under this Agreement will be manufactured in material conformance with current revisions of ISO 9001 or ISO13485, as applicable. Subject to the non-disclosure requirements of Section 10.1, Greatbatch will provide reasonable access, at a mutually agreed upon date and time, for NeuroPace’s regulatory and quality personnel to (a) the portion of Greatbatch’s facilities used for the manufacture of Products pursuant to this Agreement and (b) the records of Greatbatch related to Products manufactured under this Agreement. The purpose of this reasonable access is to confirm Greatbatch’s compliance in the manufacture of the Products under this Agreement with any applicable requirements noted in this Section 4.1. Greatbatch will advise NeuroPace promptly of any material written report, recommendation, violation, citation or other adverse information provided to Greatbatch by an agent or representative of any national or international authority visiting or inspecting Greatbatch’s operations related to assembly and manufacture of the Products. Greatbatch will keep all required manufacturing records for each lot of Products for the period of time required by Applicable Laws.
4.2    NeuroPace is the Legal Manufacturer of the Finished Medical Devices. NeuroPace is the Legal Manufacturer of the Finished Medical Devices. NeuroPace will obtain and maintain all regulatory registrations and approvals necessary and appropriate to manufacture, market, sell and promote the Finished Medical Devices in the United States and to export, market, sell and promote the Finished Medical Devices outside the United States in compliance with Applicable Laws. NeuroPace is also responsible for all filings and required communications with regulatory authorities as required by Applicable Laws in connection with the Finished Medical Devices. NeuroPace will maintain all required records necessary so that regulatory authorities can trace any Finished Medical Device to the facility that manufactured the Finished Medical Device and to the lot or batch of material from which the Finished Medical Device were manufactured. Greatbatch will maintain all required records necessary so that regulatory authorities can trace any Products to the facility that manufactured the Products and to the lot or batch of material from which the Products were manufactured.

5.    Complaints; Recalls of Product.
5.1    Complaints. NeuroPace is responsible for establishing and maintaining appropriate complaint handling systems and compliance with all applicable regulatory reporting requirements (including, but not limited to, medical device reports and vigilance reports) in any country where the Finished Medical Device is sold and (a) is responsible for making all necessary reports to applicable regulatory agencies or authorities and (b) will provide copies of any necessary reports to Greatbatch as promptly as practicable. NeuroPace and Greatbatch will cooperate in good faith to respond to all customer inquiries and complaints relating to the Products and the recordkeeping and reporting relating thereto. NeuroPace must promptly notify Greatbatch of any Product-related complaint that it, its agents or designated representatives receive or any complaint, incident, or near incident, regarding the Product of which they become aware. Greatbatch will provide all reasonable assistance requested by NeuroPace in investigating customer complaints, incidents or near incidents regarding the Product that are related to or arise from the manufacturing or packaging of the Product. To the extent that any such complaints are not attributable to a defect in Greatbatch’s manufacturing or packaging of the Product, NeuroPace will pay Greatbatch for such investigation at Greatbatch’s standard consulting rates.
5.2    Recalls. If the FDA or any other regulatory authority under Applicable Law seizes any Product, requests a recall of the Product, or otherwise notifies NeuroPace or Greatbatch of any violation or potential violation of any Applicable Law, the first notified party must promptly notify the other party and provide it with a copy of any applicable recall letter or equivalent written notification.
NeuroPace and Greatbatch will reasonably cooperate with each other in the event of any recall of any Product. NeuroPace and Greatbatch will each provide information reasonably requested by the other to investigate the cause and extent of the problem. To the extent the recall is in a country where the Product is sold under NeuroPace’s approval or marketing clearance, NeuroPace will have the final authority to determine the course of action, after consultation with Greatbatch. In the event that Greatbatch independently believes that a recall for any of the Products may be necessary or appropriate, Greatbatch will notify NeuroPace. The parties will fully discuss, in good faith, and cooperate with each other concerning the necessity and nature of such action; however, the coordination thereof will be handled by NeuroPace, whether or not such action was initially requested by Greatbatch.
Recalls will be the responsibility of NeuroPace, and NeuroPace will bear all expenses connected therewith. For the purposes of this Agreement, the expenses of the recall will include, but not be limited to, all expenses for notification of customers and the destruction or return of the recalled Product, as well as all reasonable out-of-pocket costs and expenses incurred by NeuroPace and Greatbatch. In the event any recall is attributable to a breach of any of the warranties provided in Section 3.3, Greatbatch will credit NeuroPace’s account for the Products recovered and returned to NeuroPace or Greatbatch (or destroyed at NeuroPace’s request).

6.    Intellectual Property.
6.1    Background Intellectual Property. All Intellectual Property of Greatbatch first conceived and reduced to practice either prior to the Effective Date or independent of performance of this Agreement will remain the exclusive property of Greatbatch. All Intellectual Property of NeuroPace first conceived and reduced to practice either prior to the Effective Date or independent of performance of this Agreement will remain the exclusive property of NeuroPace.
6.2    Ownership of Newly Created Intellectual Property.
(a)    All Intellectual Property developed solely by a party or acquired by a party during the Term, whether in connection with this Agreement or otherwise, will be owned solely by such party (“Improvements”) except as provided for in this Section 6.2.
(b)    The parties agree that:
(i)    Except as otherwise set forth in this Section 6.2(b), any Intellectual Property resulting from the joint contributions of Greatbatch and NeuroPace personnel or contractors during the Term will be “Joint IP”. For purposes hereof, the sole standard for establishing whether or not any Intellectual Property is Joint IP will be that if the Intellectual Property in question were going to be patented (whether patentable or not), an employee of each party would be required to be named as an inventor in order for the patent to be legally valid and enforceable. Except as otherwise set forth in this Section 6.2(b), all Joint IP will be owned jointly by the parties. Joint IP will be subject to all of the terms and conditions of this Agreement. Each party will execute, and will cause its employees and contractors and its affiliates’ employees and contractors to execute, such assignments as may be necessary or advisable under law to effectuate the intent of this Section 6.2(b).
(ii)    Notwithstanding any other provision of this Agreement:
(A)    NeuroPace will own any Improvement directed to the Intellectual Property owned by NeuroPace pursuant to Section 6.1; and
(B)    Greatbatch will own any Improvement directed to the Intellectual Property owned by Greatbatch pursuant to Section 6.1.
(iii)    Each party will be solely responsible for determining whether to file and prosecute any patent application for any of its exclusively owned Intellectual Property.
(iv)    The parties will jointly determine whether or not to file and prosecute a patent application for any resultant patents covering Joint IP, and if so, in which jurisdictions and for how long. The parties will jointly select patent counsel for any such application and patent prosecution. All legal expenses, filing fees and maintenance fees for all resultant patents will be shared equally both during the Term and after the termination of this Agreement for Joint IP that is jointly owned by the parties. After the expiration or termination of this Agreement, if a party no longer desires to contribute to the fees or expenses for any resultant patent that is jointly owned, it will notify the other party on a timely basis, which shall have the option to elect to maintain such patent without contribution from the other party. In such event, the party desiring not to pay fees or expenses shall assign such patent to the other party and will forfeit its right to use, sell, make and have made, such resultant patent.
(v)    Each party will promptly notify the other party of any infringement or threatened infringement of any Joint IP resulting from this Agreement. The parties will determine during the Term what enforcement actions are appropriate with respect to Joint IP and cause the parties to cooperate with respect to thereto. After the expiration or termination of this Agreement, either party may enforce its rights to any Joint IP, and each party agrees to be named as a nominal party plaintiff in connection therewith.
6.3    Trademarks. Except as set forth in this Agreement, neither party grants the other party the right to use its trademarks, trade names, logos or other designations in any promotion or publication without first obtaining the other party’s prior written consent.
7.    Indemnification and Insurance.
7.1    Indemnification by NeuroPace. NeuroPace will indemnify, defend and hold harmless each of the Greatbatch Indemnified Parties against any and all claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which the Greatbatch Indemnified Parties may incur or suffer (including, but not limited to, reasonable legal fees) arising out of or related to (a) the breach by NeuroPace of any of its representations, warranties, covenants or agreements contained in this Agreement, (b) the negligence, fault or wrongful conduct of NeuroPace, (c) the storage, handling, modification, distribution, marketing or sale of any of the Products (including, but not limited to, any alleged defects of the medical devices containing a Product and any personal injury or death resulting from the use of a medical device containing a Product), (d) any statement, promise, representation or warranty made by NeuroPace or by any agent or distributor of NeuroPace to a purchaser beyond the limited warranty made by Greatbatch in this Agreement, (e) modification or alteration of any Product after shipment by Greatbatch, (f) materials, components, directives or instructions given by NeuroPace to Greatbatch, (g) any claim by a third party that NeuroPace’s manner of use of the Products infringes the proprietary rights of the third party or (h) any claim by a third party that Greatbatch’s use of any materials or specifications provided by NeuroPace infringes any proprietary rights.
7.2    Indemnification by Greatbatch. Greatbatch will indemnify, defend and hold harmless each of the NeuroPace Indemnified Parties against any and all claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which the NeuroPace Indemnified Parties may incur or suffer (including, but not limited to, reasonable legal fees) arising out of or related to any claim by a third party (i) for any personal injury or death resulting solely and directly from (a) the negligence or willful misconduct of

Greatbatch or any of its employees or agents acting on Greatbatch’s behalf or (b) any failure of the Product to satisfy the warranty in Section 3.2 or (ii) alleging that a Product infringes any proprietary rights. However, Greatbatch will not have any liability to NeuroPace or any obligation to indemnify, defend and hold harmless any of the NeuroPace Indemnified Parties under the preceding sentence to the extent that any infringement or claim is based upon any (a) use of the Product in a manner for which it was not designed or intended, (b) modification of the Product by NeuroPace or any third party or (c) Greatbatch’s compliance with NeuroPace’s designs, specifications or instructions.
7.3    Indemnification Procedure.
(a)    A party seeking indemnification under this Article 7 (the “Indemnified Party”) must give the other party (the “Indemnifying Party”) written notice of any claim within 15 business days after it first learns of such claim.
(b)    The Indemnifying Party has the right to defend, or at its option to settle, and the Indemnifying Party agrees, at its own expense, to defend or at its option to settle, any indemnified claim, suit or proceeding brought against the Indemnified Party, subject to the limitations below. The Indemnifying Party will have sole control of any such action or settlement negotiations and agrees to pay, subject to the limitations below, any judgment entered against the Indemnified Party on such issues in any suit or proceeding defended by the Indemnifying Party.
(c)    The Indemnified Party agrees, at the Indemnifying Party’s expense, to cooperate with the Indemnifying Party and satisfy any reasonable request for information and assistance relating to any efforts to settle or defend any such claim, suit or proceeding. The Indemnified Party may not settle or compromise any claim without the prior written consent of the Indemnifying Party.
7.4    Insurance. [***]
8.    Force Majeure.
8.1    Force Majeure. Neither party will be in default under this Agreement, because of any failure to perform any of its obligations under this Agreement if such failure arises from causes beyond the control of such party and without the fault or negligence of such party, including, but not limited to, Acts of God, acts of the public enemy, terrorism, acts of the government, fires, floods, earthquakes, epidemics, quarantine restrictions, strikes, freight embargoes, failure of carriers, and inability to obtain materials.
8.2    Notice. If it appears that either party’s performance under this Agreement may be delayed by an event of force majeure, such party will notify the other party as soon as practicable. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of force majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder (other than the obligation to pay any amounts due and owing) to the extent that such suspension is commercially reasonable.
9.    Term and Termination.
9.1    Term. [***]
9.2    Termination. [***]
10.    Proprietary Information.
10.1    Non-Disclosure. Each party acknowledges that all Proprietary Information disclosed or provided by, or discovered, invented, authorized or otherwise created by, the other party or any of its respective affiliates pursuant to this Agreement is confidential and proprietary to such other party or its respective affiliates, and each party agrees to (a) maintain such Proprietary Information in confidence during the Term and thereafter and (b) use such Proprietary Information solely for the purpose of exercising its rights and performing its obligations hereunder. Each of Greatbatch and NeuroPace covenants that neither it nor any of its respective affiliates will disclose any such information to any third party except to its employees and agents who are subject in writing to substantially the same confidentiality obligations as the Parties.
10.2    Exceptions. Notwithstanding Section 10.1, the restrictions provided in this Article 10 will not apply to information that is (and such information will not be considered confidential or proprietary under this Agreement) (a) already in the public domain as of the Effective Date or becomes publicly known through no act, omission or fault of the receiving party or any third party to whom the receiving party provided such information; (b) with respect to Proprietary Information, is or was already in the possession of the receiving party at the time of disclosure by the disclosing party; (c) is disclosed to the receiving party on an unrestricted basis from a third party not under an obligation of confidentiality to the other party or any affiliate of such other party with respect to such information; or (d) information that is similar in nature to the purported Proprietary Information but has been independently created, as evidenced by written or electronic documentation, without any aid, application or use of the confidential Proprietary Information. A disclosure as required by Applicable Law will not be considered to be a violation of this Article 10, provided that the receiving party uses reasonable efforts to give the disclosing party advance notice of such required disclosure in sufficient time to enable the disclosing party to seek confidential treatment for such information, and provided further that the receiving party provides all reasonable cooperation to assist the disclosing party to protect such information and limits the disclosure to that information which is required by Applicable Law to be disclosed. Moreover, either party may use Proprietary Information to enforce the terms of this Agreement or any ancillary agreement between the parties or their affiliates if it gives reasonable advance notice to the other party to permit the other party a sufficient opportunity to take any measures to ensure confidential treatment of such information and the disclosing party will provide reasonable cooperation to protect the confidentiality of such information.

10.3    Certain Disclosures and Uses. Notwithstanding anything else in this Agreement to the contrary, each party may disclose the other party’s Proprietary Information (a) in confidence to its attorneys, accountants, banks and financial sources, investors and advisors, or (b) in confidence in connection with the sale of substantially all of its business assets so long as, in each case, the third party to which the disclosure is made is bound to maintain the confidentiality of the disclosed information on terms consistent with those set forth in this Agreement.
10.4    Injunctive Relief. The parties agree that a violation of the covenants set forth in Article 6 and this Article 10 will cause damages to the other party that are significant, material and difficult or impossible to adequately measure and the injured party will be entitled to seek and obtain injunctive or other equitable relief compelling compliance in terms of this Agreement (in addition to any other remedies available, including, but not limited to, monetary damages).
11.    Strategic Business Review.
11.1    Meetings. [***]
11.2    Agenda. [***]
12.    Miscellaneous.
12.1    Relationship. The relationship of NeuroPace and Greatbatch pursuant to this Agreement is that of independent contractors. Neither party has, and will not, represent that it has any power, right or authority to bind or to incur any charges or expenses on behalf of the other party or in the other party’s name without the written consent of the other party.
12.2    Successors and Assignment. Neither party may, without the prior written consent of the other party, delegate, transfer, convey, assign or pledge any of its rights or obligations under this Agreement to any third party without the other party’s prior written consent, which consent may not be unreasonably withheld; except that either party may assign this Agreement, upon notice to but without the consent of the other party, to: (a) any person or entity which purchases substantially all of its stock or substantially all of its assets relating to its business unit to which this Agreement relates; or (b) any successor by way of merger or consolidation. This Agreement will be binding upon and, subject to the terms of the foregoing sentence, inure to the benefit of the parties hereto, their respective successors, legal representatives and permitted assigns.
12.3    Entire Agreement. This Agreement, including, but not limited to the Schedules, constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this Agreement.
12.4    Governing Law. This Agreement is governed by, and interpreted and construed in accordance with, the internal laws of the State of New York, without giving effect to principles of conflicts of laws of any jurisdiction. EACH PARTY WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.
12.5    Survival. All of the representations, warranties, and indemnifications made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the expiration or termination hereof, including, but not limited to, Articles 2, 3, 4, 5, 6, 7, 8, 9, 10 and 12 will survive the expiration or termination and continue thereafter in full force and effect, subject to applicable statutes of limitations.
12.6    Amendment; Waiver. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement may not be construed to be a waiver of such provisions nor the right of either party to enforce such provisions in the future. No waiver of any breach of this Agreement will be held to be a waiver of any other or subsequent breach.
12.7    Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.
12.8    Titles and Headings; Construction. The titles and headings to Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement is to be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.
12.9    Notices. All notices or other communications to a party required or permitted hereunder must be in writing and must be sent by certified mail, return receipt requested, postage prepaid, or by facsimile transmission with confirmation sent by certified mail as above, or by courier, such as Federal Express, DHL or the like, with confirmation of receipt by signature requested, directed to the other party at its mailing address set forth below, or to such other address as the party may from time to time designate by prior notice in accordance with this Section 12.9:
If to NeuroPace, to:
[***]
With a copy to:
[***]
If to Greatbatch, to:
[***]

With a copy to:
[***]
Any communication sent in accordance with this Section 12.9 will be deemed duly given upon dispatch, subject to proof of receipt.
12.10    Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, such provision will be enforced to the maximum extent permissible and the remaining provisions will nonetheless be enforceable according to their terms.
12.11    Arbitration. Except as set forth in Section 10.4, all disputes and controversies arising out of or relating to this Agreement or any of the other documents to be delivered hereunder, or the performance, breach, validity, interpretation or enforcement thereof that are not resolved through negotiation, mediation other forms of alternative dispute resolution, will be resolved by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (the “Rules”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A party may initiate arbitration by sending written notice of its intention to arbitrate to the other party and to the AAA office located in New York, New York (the “Arbitration Notice”). The Arbitration Notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in New York, New York before an independent and impartial arbitrator experienced in legal matters related to the medical device industry. In no event may the demand for arbitration be made after the date when the initiation of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by New York law.
The arbitrator will deliver his or her decision in writing, together with the summary of the reasons for the decision, including citations to legal authority to the extent appropriate. The decision of the arbitrator will be final and binding on both parties and their successors and permitted assignees. The parties agree that, notwithstanding anything to the contrary in this Section 12.11, any award made by the arbitrator will be consistent with the terms of this Agreement and that any award will be restricted to a remedy that would be available to a party under this Agreement.
12.12    Export Restrictions. NeuroPace understands and acknowledges that Greatbatch’s Products and services may be controlled by U.S export laws and regulations, including, but not limited to, the Export Administration Act (“EAA”), Export Administration Regulations (“EAR”) (15 CFR 730-774), Arms Export Control Act AECA”), International Traffic in Arms Regulations (“ITAR”) (21 CFR 120-130) and the Office of Foreign Assets Control Regulations (“OFAC”) (31 CFR 500 et al.). Each party is responsible for compliance with all applicable import and export regulations, including, but not limited to, the EAR, ITAR and OFAC.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives.

GREATBATCH LTD.

By:	/s/ Joel Becker
Name:	Joel Becker
Title:	President, CRMN
Date:	January 6, 2021

NEUROPACE, INC.

By:	/s/ Rebecca Kuhn
Name:	Rebecca Kuhn
Title:	Chief Financial Officer & Vice President
Date:	December 14, 2020

SCHEDULE A
DEFINED TERMS
When used in this Agreement, each of the following terms has the meaning specified below:
1.    “Annual Spending” means the total amount of money for which purchase orders are placed by NeuroPace and confirmed by Greatbatch for delivery within a calendar year.
2.    “Applicable Laws” means all applicable international, federal and state laws, rules and regulations.
3.    “Contract Year” means each calendar year during the Term, provided that for clarification the initial Contract Year shall mean 2017.
4.    “NeuroPace” means the party entering into this Agreement with Greatbatch.
5.    “NeuroPace Indemnified Parties” means NeuroPace and its affiliates and each of their officers, directors, shareholders, employees, agents, successors and assigns.
6.    “Effective Date” means the date this Agreement is effective as set forth in the introductory paragraph of this Agreement.
7.    “FDA” means the United States Food and Drug Administration.
8.    “Finished Medical Device” means the finished medical device in which a Product will be incorporated.
9.    “Firm Purchase Order” has the meaning set forth in Section 2.4
10.    “Greatbatch” means Greatbatch Ltd.
11.    “Greatbatch Indemnified Parties” means Greatbatch and its affiliates and each of their officers, directors, shareholders, employees, agents, successors and assigns.
12.    “Improvements” has the meaning set forth in Section 6.2.
13.    “Indemnified Party” has the meaning set forth in Section 7.3.
14.    “Indemnifying Party” has the meaning set forth in Section 7.3.
15.    “Intellectual Property” means patents, trademarks, service marks and registrations thereof and applications therefor, copyrights and copyright registrations and applications, mask works and registrations thereof, know-how, trade secrets, inventions, discoveries, ideas, technology, data, information, processes, drawings, designs, licenses, computer programs and software, and technical information, including, but not limited to, material specifications, processing instructions, equipment specifications, product specifications, confidential data, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto, and all amendments, modifications and improvements to any of the foregoing.
16.    “Joint IP” has the meaning set forth in Section 6.2.
17.    “Legal Manufacturer” means the “legal manufacturer” as defined by Applicable Law.
18.    “New Information” means any and all ideas, inventions, data, writings, discoveries, improvements, or materials not generally known to the public, which may arise or be conceived or developed by either party or jointly, during the Term, to the extent related to any Product.
19.    “Products” means the items to be designed, developed, manufactured and sold by Greatbatch to NeuroPace as identified more fully on Schedule B.
20.    “Proprietary Information” means information or materials provided in connection with this Agreement by either NeuroPace or Greatbatch, or their respective affiliates, to the other party or its affiliates, during the Term, including, but not limited to, [***]. With respect to each party, Proprietary Information includes, but is not limited to, New Information other than New Information discovered, invented, authored or otherwise created solely by the other party. Each party’s Proprietary Information includes, but is not limited to, its Intellectual Property and Improvements.
21.    “RMA” means a return materials authorization.
22.    “Specifications” means the specifications for the Products as listed in Schedule B.
23.    “Term” means the period of time commencing upon the Effective Date and expiring on the date identified in Section 9.1.
24.    “WIP” means work in progress.

SCHEDULE B
PRODUCTS, LEAD TIMES, SPECIFICATIONS
AND MINIMUM PURCHASE ORDER QUANTITIES
[***]

SCHEDULE C
PRICING
[***]

SCHEDULE D
[***]
1.    General. Pursuant to Section 2.2 of the Agreement, the purpose of this Schedule is to outline certain material price adjustments for the Products identified in Schedule C of the Agreement. [***].
2.    Timing of Calculations. [***]
3.    Forecasts. In addition to all other forecasts required under this Agreement, a separate 15-month nonbinding forecast will be supplied by NeuroPace to Greatbatch in September of each Contract Year to facilitate Greatbatch’s planning for material acquisition.
4.    [***]
5.    [***]
[***]

SCHEDULE E
MANUFACTURING LOCATIONS
[***]